SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPROTT ETF TRUST

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EXCHANGE-TRADED FUND PROXY FACT SHEET FOR: SPROTT ETFS

SPECIAL MEETING IMPORTANT DATES		SPECIAL MEETING LOCATION

Record Date	MAY 6, 2019	THE OFFICES OF ALPS ADVISORS, INC.
Mail Date	MAY 20, 2019	1290 BROADWAY, SUITE 1100
Meeting Date	JUNE 14, 2019 @ 9:00 AM (MT)	DENVER, COLORADO

ADDITIONAL INFORMATION		CONTACT INFORMATION

CUSIP	SEE PAGE 4	Inbound Line	1-800-207-2872
Ticker	SEE PAGE 4	Website	www.sprottETFS.com

What are Shareholders being asked to vote on?

1.

For shareholders of Sprott Gold Miners ETF (“Existing SGDM Fund”) to approve an Agreement and Plan of Reorganization (“the Plan” or the “Plan of Reorganization”) with respect to Existing SGDM Fund, a series of ALPS ETF Trust (“AET”), which provides for: (i) the transfer of all of the assets and liabilities of Existing SGDM Fund to the Sprott Gold Miners ETF (“New SGDM Fund”), a series of Sprott ETF Trust (“SET”), in exchange for shares of New SGDM Fund; and (ii) the distribution of shares of New SGDM Fund so received to shareholders of Existing SGDM.

BOARD OF TRUSTEES RECOMMENDATION – “FOR”

For shareholders of Sprott Junior Gold Miners ETF (“Existing SGDJ Fund”) to approve an Agreement and Plan of Reorganization (“the Plan” or the “Plan of Reorganization”) with respect to Existing SGDJ Fund, a series of AET, which provides for: (i) the transfer of all of the assets and liabilities of Existing SGDJ Fund to Sprott Junior Gold Miners ETF (“New SGDJ Fund”), a series of Sprott ETF Trust (“SET”), in exchange for shares of New SGDJ Fund; and (ii) the distribution of shares of New SGDJ Fund so received to shareholders of Existing SGDJ.

BOARD OF TRUSTEES RECOMMENDATION – “FOR”

Proposal 1: To approve an Agreement and Plan of Reorganization for each of Sprott Gold Miners ETF and Sprott Junior Gold Miners ETF;

What is happening?

You are a shareholder of Existing SGDM Fund or Existing SGDJ Fund (each an “Existing Fund” and collectively the “Existing Funds”), each a series of AET.

After careful consideration, ALPS Advisors, Inc. (“ALPS”), each Existing Fund’s investment adviser, recommended, and the Board of Trustees of AET approved, the reorganization of each Existing Fund into a corresponding new series of SET, New SGDM Fund and New SGDJ Fund (each a “New Fund” and collectively the “New Funds”).

What will happen to my existing shares?

Your shares of the applicable Existing Fund will be exchanged for shares of the corresponding New Fund (except with respect to cash received in lieu of fractional shares). The net asset value per share of the new shares of the corresponding New Fund will be equal to the net asset value per share of your current shares of the applicable Existing Fund.

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The new shares you receive will have the same total value as your current shares immediately prior to the applicable Reorganization so that the value of your investment will remain exactly the same, except that you will receive cash in lieu of any fractional shares.

What is the purpose of the Reorganizations?

The primary purpose of the Reorganizations is to move the investment portfolio and shareholders presently associated with the applicable Existing Fund to the corresponding New Fund, each, a newly-created series of SET.

ALPS, the Existing Fund’s investment adviser, recommends that each Existing Fund be reorganized as a series of SET. By becoming a series of SET, each Existing Fund would be closer aligned to the Sprott organization, a leading global and well-recognized precious metal and mining advisory firm. As a result, the New Funds will be exposed to new potential investors through Sprott’s distribution platforms, marketed by individuals with deep connections in the metal and mining industries and have greater visibility through the Sprott website and other mediums to the approximately 200,000 investors who invest in Sprott products.

How do the investment objectives and principal strategies of each Existing Fund and the corresponding New Fund compare?

The investment objective and principal investment strategies of each Existing Fund and the corresponding New Fund are substantially similar, but there are different underlying indices, which have different methodologies. The change of indices will not be effective until the closing of each reorganization.

The investment limitations of each New Fund are substantially similar to those of the applicable Existing Fund. Both Existing and New Funds employ passive investment strategies.

What is/will be the underlying index for each Existing Fund and New Fund?

The Existing Index for the Sprott Gold Miners ETF is the Sprott Zacks Gold Miners Index, which is compiled by Zacks Index Services. The New Index will be the Solactive Gold Miners Custom Factors Index, which is compiled by Solactive AG.

The Existing Index for the Sprott Junior Gold Miners ETF is the Sprott Zacks Junior Gold Miners Index. The Existing Index is compiled by Zacks Index Services. The New Index will be the Solactive Junior Gold Miners Custom Factors Index.

How do the Funds’ fees and expenses compare?

Shareholders of each Existing Fund will experience an immediate decrease in their fund expenses after the Reorganization for a period of at least two years. After two years, Fund expenses will rise unless Sprott extends the fee waiver arrangement.

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Who will be the adviser and sub-adviser of the New Fund?

Sprott Asset Management LP (“Sprott”) will serve as the investment adviser to each New Fund and ALPS will serve as sub-adviser to each New Fund. Presently, ALPS serves as the investment adviser to each Existing Fund and neither Existing Fund employs a sub-adviser.

Will there be a change in the portfolio manager(s) of each Fund?

Certain portfolio manager employees of ALPS, the current investment adviser to each Existing Fund, will continue to manage the corresponding New Fund on a day-to-day basis on behalf of ALPS in its investment sub-advisory capacity.

How do the performance records of the Funds compare?

If the Reorganizations are approved by shareholders, each New Fund will assume the performance history of the corresponding Existing Fund.

Will the Reorganization affect my ability to buy and sell shares?

No. You may continue to make additional purchases or sales of Existing Fund shares through your financial intermediary up to and including the day of the Reorganization, which is anticipated to be completed on or about June 21, 2019. Any purchases or sales of Existing Fund shares made after the Reorganization will be purchases or sales of the New Fund. As noted above, if the Reorganization is approved, your Existing Fund shares will automatically be converted to New Fund shares.

Will I incur any transaction costs as a result of the Reorganizations?

No. Shareholders will not directly incur any transaction costs as a result of the Reorganizations.

When are the proposed Reorganizations expected to take effect?

If approved by shareholders of record at the Special Meeting, each Reorganization is expected to occur on or about June 21, 2019

What are the U.S. federal income tax consequences of the Reorganizations?

The Reorganization is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares.

What will happen if the Reorganization is not approved?

If shareholders of an Existing Fund do not approve the Reorganization, the Reorganization will not take effect and the Board of Trustees of AET may consider possible alternative arrangements in the best interests of the Existing Fund and its shareholders. The Reorganizations are not contingent on one another, so if one Reorganization is approved and not the other, the Reorganization that has received shareholder approval will go forward as originally scheduled.

Who will pay for the Reorganizations?

The expenses of the proxy solicitation and shareholder meeting, including legal expenses, printing, packaging and postage, will be paid by Sprott.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” PROPOSAL 1

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VOTING METHODS

PHONE:	To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.

TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.

INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

AST Fund Solutions is mentioned on page 38 of the proxy statement.

NAME OF EXISTING FUND	TICKER	CUSIP
Sprott Gold Miners ETF	SGDM	00162Q643
Sprott Junior Gold Miners ETF	SGDJ	00162Q585

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SPROTT ETFs

Level I Call Guide

(Confirm Receipt of Proxy Material)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with Sprott ETFs. I wanted to confirm that you have received the proxy materials for the Special Meeting of Shareholders scheduled to take place on June 14, 2019.

Have you received the information?

(Pause for response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone. Your Board of Trustees is recommending a vote “In Favor” of the proposal.

If “No” or negative response:

I would be happy to review the meeting agenda and record your vote by phone.

However, the Board of Trustees is recommending a vote “In Favor” of the proposal.

Would you like to vote along with the Board’s recommendation?

(Pause For Response)

(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with Sprott ETFs before the meeting take place, would you like to vote those accounts in the same manner as well?

(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions).

For confirmation purposes:

•	Please state your full name. (Pause)

•	According to our records, you reside in (city, state, zip code). (Pause)

•	To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of your vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on the confirmation. Mr./Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

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Sprott ETFs

Answering Machine Script

Hello.

I am calling regarding your investment with Sprott ETFs.

The Special Meeting of Shareholders is scheduled to take place on June 14, 2019. All shareholders are being asked to consider and vote on an important matter. As of today, your vote has not been registered.

Please contact us as soon as possible at 1-800-207-2872 Monday through Friday between the hours of 9:00 am and 10:00 pm Eastern Time.

Your vote is very important. Thank you and have a good day.

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